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                                                                    EXHIBIT 99.7

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                                    FORM OF
                      SENIOR SUBORDINATED CONVERTIBLE NOTE

$________                                                      October 27, 1997
Number __

         FOR VALUE RECEIVED, Selfcare, Inc., a Delaware corporation (the "Company"), hereby promises to pay to ________________________, or its order or its permitted assigns (the "Holder") on October 28, 2002 (the "Maturity Date") the principal amount of _________________________ ($__________), and to pay
interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein. This Note is one of a numbered series of Notes having an aggregate principal amount of $10,000,000 (plus any Notes issued pursuant to the Registration Rights Agreement referred to below) which are identical in all material respects except as to the principal amount and date of issuance thereof and as to any restriction on the transfer thereof in order to comply with the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder. Such Notes are referred to herein collectively as the "Notes".

Article 1.    Interest

         The Company shall pay interest on the unpaid principal amount of this Senior Subordinated Convertible Note ("Note") as set forth below through the date the principal hereof is paid in full or the date this Note is fully converted. Such interest shall accrue daily effective from the date hereof and shall be payable, and shall compound, quarterly in arrears on the first day of April, July, October and January of each year commencing January 1, 1998 with appropriate proration for any partial interest periods based on a 365-day year (366 days for leap years). If the Holder shall convert this Note during any quarter, the Company shall pay to the Holder, upon conversion, the pro-rata portion of accrued interest payable through the date of conversion, by including the accrued interest with the principal amount of the Note being converted.

         Prior to the later of the Variable Conversion Date (as defined herein) or the date the registration statement registering the resale of the Common Stock underlying the Notes pursuant to a Registration Rights Agreement entered into by the Company on the date hereof is declared effective by the SEC (the "Registration Date"), interest will be payable in cash at the rate of Sixteen percent (16%) per annum. Thereafter, interest will accrue at the rate of Eight percent (8%) per annum and will



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be payable, at the Company's option, either in cash or in shares of Common Stock of the Company (the "Common Stock") calculated at a price per share equal to Ninety Five percent (95%) of the Recent Market Price (as defined herein) as of the interest payment date, and certificates for such Common Stock shall be delivered to the Holder no later than two (2) business days after the interest payment date. The Company's option to pay the interest in shares of Common Stock shall only be available if (i) at the time of such election and thereafter through the payment date, the resale of the shares of Common Stock is registered with the SEC pursuant to a then currently effective Registration Statement (with no "black-out" in effect or pending), the shares are listed on the exchange on which the Company's shares are primarily traded, and no Event of Default has occurred and is continuing, (ii) the Company irrevocably notifies the Holder of such election not later than two weeks prior to the interest payment date
("Stock Notice Date") and (iii) payment of such interest payment with Common Stock shall not be permitted (and such interest shall be paid in cash) if (a) the Recent Market Price (as defined below) calculated from the Stock Notice Date is below Eight Dollars ($8.00) per share (as such shares are presently constituted, before any anti-dilution adjustments), or (b) the cash amount of the interest payment exceeds the product obtained by multiplying (x) the average fair market value per share (based upon the average closing price of the Company's Common Stock over the ten trading days immediately preceding the Stock Notice Date on the principal market where such Common Stock is then trading) by
(y) the average daily trading volume of shares of the Company's Common Stock on such principal market during such ten day period, or (c) if upon receipt of such shares, the Holder would be deemed to beneficially own more than 4.9% of the Company's total issued and outstanding shares of Common Stock (as contemplated in Section 3.1). References in this Note to interest shall include all default interest.

         The outstanding principal amount and accrued but unpaid interest due hereunder shall bear interest, from and after the 10th day following the occurrence and during the continuance of an Event of Default hereunder, at the rate equal to the lower of the Citibank Prime Rate per annum plus 8% or the highest rate permitted by law.

         Notwithstanding anything contained in this Note to the contrary, no interest (and no other payment deemed interest, if any, under applicable law) shall become due or payable with respect to any period hereunder to the extent that such interest or such payment would exceed the highest rate permitted hereunder by applicable law. Subject to applicable law, any such interest or payment otherwise payable that is not paid for any applicable period because it would exceed the highest rate permitted hereunder by applicable law shall become payable whenever the payment thereof, together with other interest due for any such subsequent period, would not exceed such highest legal rate.



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Article 2.    Method of Payment

         This Note (or Lost Note Affidavit, as defined below) must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. Unless otherwise converted pursuant to Article 3 below, the Company shall pay the principal of and accrued interest on this Note in U.S. dollars by check delivered to Holder by overnight courier at the address shown on the Register (as defined in Section 12.1 below) or by wire transfer to an account designated by Holder. Interest payments shall be subject to any required withholding under applicable U.S. Internal Revenue Service Regulations.

Article 3.    Conversion

         Section 3.1. Right to Convert; Conversion Price. The Holder shall have the right, at its option, to convert this Note into shares of Common Stock of the Company prior to the Maturity Date, as set forth in Section 3.3 below. Prior to the Variable Conversion Date, the Notes will be convertible into the Common Stock at 120% of the Recent Market Price as of the date of original issuance of the Notes. "Variable Conversion Date" shall mean a date, which shall be selected by the Company, that is between 180 and 270 days after the issuance of this Note, and with respect to which the Company has given the Holder not less than ten trading days' advance notice. If the Variable Conversion Date is not so selected by the Company, it shall be the 270th day after the issuance of this Note. "Recent Market Price" as of any date shall mean the lowest price at which the Company's Common Stock has traded at any time during the five trading days immediately preceding such date. From and after the Variable Conversion Date, this Note will be convertible into the Common Stock at a conversion price equal to the Applicable Percentage (as defined below) multiplied by the lesser of the following: (i) 125% of the Recent Market Price as of the date of original issuance of this Note, as of the Variable Conversion Date or (if later) as of the Registration Date, whichever is least (the "Ceiling Price") or (ii) the Recent Market Price as of the date on which the conversion notice is sent.

The "Applicable Percentage" is 100% if the Variable Conversion Date is 180 days after the date of issuance of this Note, 98% if the Variable Conversion Date is 181-210 days after such issuance, 95.5% if the Variable Conversion Date is 211-240 days after such issuance and 92.5% if the Variable Conversion Date is 241-270 days after such issuance.

Notwithstanding the other provisions of this Note, the Holder may on any date, with respect to all or some specified portion of this Note, elect to fix the conversion price permanently at the conversion price in effect on that date ("Fixed Conversion Date"), in which event this Note (or the specified portion hereof) must be converted within 90 days thereafter. Such 90 day period shall be extended for the aggregate number of days (or partial days) after the Fixed Conversion Date during which there exists an Event of Default, a Delay Period (as defined in the


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Registration Rights Agreement), a Delisting Period (as defined in the Securities
Purchase Agreement pursuant to which this Note was originally issued) or a period for which Late Registration Payments (as defined in the Registration Rights Agreement) are payable.


Notwithstanding anything to the contrary contained in this Note, no Note may be converted by a holder thereof to the extent that, after giving effect to the shares of Common Stock issued pursuant to the exercise hereof, the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of Notes or Warrants (as defined in the Securities Purchase Agreement) or other securities that in each case have limitations on a Holder's rights to convert or exercise similar to those limitations set forth in this paragraph), together with all shares of Common Stock deemed beneficially owned by Holder's "affiliates" (as defined in Rule 144 under the 1933 Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended, exists, would exceed 4.9% of the total issued and outstanding shares of Common Stock; provided that each Holder shall have the right to waive this restriction, in whole or in part, immediately (unless such right to immediate lifting is waived by the Holder) in case of (i) an Event of Default hereunder, or (ii) if an event occurs, or there occurs an announcement or notice by the Company of the expectation that an event will occur, which event would result in a change of control of the Company (as reasonably determined by the Holder); and in any other case upon 61 days' prior notice to the Company. The exercise of all or part of the Notes by any Holder shall be deemed a representation by such Holder that it is in compliance with this paragraph, and the Company shall be entitled to rely on such representation, without investigation. A transferee of the Notes shall not be bound by this provision unless it expressly agrees to be so bound. The term "deemed beneficially owned" as used in this paragraph shall exclude shares that might otherwise be deemed beneficially owned by reason of the exercisability of the Notes or the Warrants.

The number of shares of Common Stock issuable upon the conversion of this Note is determined by dividing the portion of the principal amount hereof to be converted, together with all accrued but unpaid interest thereon, by the applicable conversion price, as determined in accordance with the provisions of this Section 3.1, and rounding the result to the nearest 1/100th of a share. If any conversion would create a fractional share, then in lieu of issuing such fractional share, the Company shall pay to the Holder cash equal to such fraction multiplied by the closing price of the Company's Common Stock on the principal market on which the Company's Common Stock is then traded on the date the Notice of Conversion is sent by the Holder. Except as otherwise provided in this Section 3.1, no payment of or adjustment for accrued interest shall be made upon conversion whether or not such conversion occurs before, on or after an interest payment date. Less than all of the principal amount of


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this Note may be converted into Common Stock, and the provisions of this
Article 3 that apply to the conversion of the entire Note also apply to the conversion of a portion of it. The conversion price and the number of shares of Common Stock to be received by the Holder upon conversion are subject to adjustment as set forth in Article 6 below.

         Section 3.2. Floor Price. "Floor Price" means an amount equal to 60% of the Ceiling Price. Subject to the following, the Company may block conversions below the Floor Price by redeeming the Note (or portion thereof) that the Holder indicates would otherwise have been so converted for a price equal to (x) the value (based on the closing price of the Common Stock on the principal market where such Common Stock is then traded on the trading day preceding the nominal conversion date, i.e., the date the Holder sends the Notice of Conversion) of the shares that would have been issued if that conversion had occurred in the normal course, plus (y) accrued interest on the Note (or portion thereof) so redeemed. In order for the Company to block conversion below the Floor Price, it must notify the Holder of its election to do so. Once such notice is given, it will take effect five trading days thereafter (and not before) and shall remain in effect until withdrawn on five trading days' advance notice. So long as such a blockage notice remains in effect, the Company shall be obligated to redeem as provided above any Notes tendered for conversion by the Holder when the conversion price is below the Floor Price. The cash redemption price so payable will be due two (2) trading days after the conversion notice is delivered, but the Company may defer that payment for a period of time, not to exceed 30 days, during which deferral the cash redemption payment amount shall accrue interest at 16% per annum.

         Section 3.3. Conversion Procedure. To convert this Note into Common Stock, the Holder must (a) complete, sign and deliver to the Company the Notice of Conversion attached hereto, (b) surrender the original Note (or Lost Note Affidavit) to the Company, (c) furnish appropriate endorsements if so requested by the Company, and (d) pay any transfer or similar tax required to be paid by the Holder pursuant to Section 3.6 hereof if requested by the Company. The Company shall issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled within two (2) trading days of receipt of the duly executed Notice of Conversion; provided, however, that the Company shall not be required to deliver a certificate for Common Stock unless and until the Company receives the original Note (or Lost Note Affidavit) to be converted ("Required Delivery Date"). A conversion shall be deemed to be made immediately prior to the close of business on the date of surrender of the Note (or Lost Note Affidavit) to be converted, and the Holder entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on the date of surrender to the Company of the Note (or Lost Note Affidavit). Upon surrender of a Note that is to be converted in part, the Company shall promptly issue to the Holder a new Note or Notes equal in principal amount to the unconverted


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portion of the Note surrendered (in such number and denomination as the Holder shall request).

         Section 3.4. Unlegended Shares. The shares of Common Stock issued upon conversion after the registration statement registering such Common Stock for resale has been declared effective by the SEC shall not bear any restrictive legend. In the event any shares of Common Stock are issued with a restrictive legend before such registration statement becomes effective, then upon effectiveness of the registration statement, the Company will, within two (2) business days of the holder's request, exchange the legended certificates without charge for unlegended, but otherwise identical, certificates representing such shares of Common Stock (except that such certificates shall be in such number and denomination as the Holder shall request).

         Section 3.5. Payments for Late Delivery. The Company understands that a delay in the issuance of certificates for the shares of Common Stock upon conversion could result in substantial economic loss to the Holder. As compensation to the Holder for such delay, and not as a penalty, the Company agrees to pay to the Holder in cash an amount equal to two percent (2%) of the value (based on the closing price of the Common Stock on the principal market on which such Common Stock is then traded on the trading day prior to the Required Delivery Date) of the shares covered by the certificates delivered late, per day, beginning on the day immediately following the Required Delivery Date. Notwithstanding anything in this Note to the contrary, such delayed delivery of certificates shall automatically become an Event of Default hereunder, without notice, at the close of business on the Second (2nd) trading day following the Required Delivery Date (unless such certificates are delivered to the Holder prior to such time). Such payments shall accrue each day beginning on the day following the Required Delivery Date and extending through the date certificates for the shares of Common Stock are issued to the Holder. The payments shall be paid by check or wire transfer to an account designated by such Holder upon the earlier to occur of (a) issuance of certificates for the shares of Common Stock to the Holder, or (b) each monthly anniversary of the Company's receipt of the Notice of Conversion. Nothing herein shall waive the Company's obligation to deliver certificates for the shares of Common Stock upon conversion of the Notes or limit the Holder's right to pursue damages (including without limitation lost trading or other profits and reimbursement for expenses and reasonable legal fees incurred; excluding, however, other consequential damages and punitive damages) (collectively, "Damages") for the Company's failure to timely issue and deliver the shares of Common Stock to the Holder on the Required Delivery Date.

         Section 3.6. Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Note. However, the Holder shall pay any such tax which is due because the shares of Common Stock are issued in a name other than the Holder's name.


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         Section 3.7.   Revocation of Notice of Conversion. In addition to any
other remedies which may be available to the Holder, in the event the Company fails for any reason to effect delivery to the Holder of certificates representing the shares of Common Stock receivable upon conversion by the Required Delivery Date, the Holder may revoke the Notice of Conversion by delivering a notice of such effect to the Company. Upon receipt by the Company of such a revocation notice, the Company shall immediately return the subject Note(s) and other conversion documents, if any, delivered by the Holder, to the Holder, and the Company and the Holder shall each be restored to their respective positions held immediately prior to delivery of the Notice of Conversion; provided, however, that the Company shall remain liable for payment of the amounts determined pursuant to Section 3.5 above for each day falling between the Required Delivery Date and the date the revocation notice is received by the Company, and shall also remain liable for any damages suffered by the Holder.

Article 4.    Subordination.

         Section 4.1. The only debt to which the Notes are senior is (i) all sums due or payable under the $7.5 Million U.S. subordinate revenue royalty notes issued in June and July, 1997, (ii) royalty obligations to USB '93 Technology Associates Limited Partnership and (iii) debt that by its terms is subordinated to the Notes.

         Section 4.2. Holder hereby specifically acknowledges and agrees, and each of Holder's successors and assigns or any other holder of this Note (each such successor, assign, or other holder, a "Later Holder") by accepting this Note agrees, upon the happening and continuation of an Event of Default described in Section 11.1(h), that all indebtedness evidenced by this Note will be junior and subordinate in right of payment to the prior payment in full of all obligations owed by the Company in respect of all Senior Debt (as hereinafter defined). "Senior Debt" means and includes all principal of, interest on, premium, if any, and other obligations of the Company with respect to any (i) indebtedness for money borrowed by the Company from a Financial Institution (as that term is defined in Section 8.7 of the Securities Purchase Agreement) or for cash grants made to the Company by a governmental authority, to the extent such grants may have to be repaid by the Company (collectively, "Indebtedness") whether outstanding on the date hereof (provided any Senior Debt outstanding on the date hereof is described on Schedule 4.2 hereof) or incurred, created or arising hereafter pursuant to any agreement or instrument which the Company may have executed and delivered prior to the date hereof (provided such agreements or instruments are described on Schedule 4.2 hereof), or may execute and deliver at any time hereafter, (ii) principal of, interest on and premium, if any, relating to any Indebtedness of others of the kinds described in (i) above hereafter assumed or guaranteed by the Company, and (iii) amendment, modification, supplement, restatement, deferral, renewal, extension or refunding of any such Indebtedness


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described in (i) and (ii) above (and any of the foregoing having the effect of increasing the principal amount of the Indebtedness outstanding or available thereunder) as may be entered into by the Company from time to time. Notwithstanding the foregoing, and in further limitation (and not in expansion) of the term Senior Debt, Senior Debt shall not include (a) any debt or Indebtedness that is directly or indirectly convertible into or exchangeable for any equity securities of the Company, (b) any debt or Indebtedness hereafter created that is not by its terms expressly stated to be senior to the Notes, or
(c) and debt or indebtedness which is junior or subordinate to Senior Debt or which is not pari passu with Senior Debt.

Article 5. Redemption. The Notes will not be redeemable at the option of the Company for two (2) years (plus such number of days as equals the aggregate number of "blackout" days referred to in Section 2(a) of the Registration Rights Agreement and days in Delay Periods, as that term is defined in Section 3(f) of the Registration Rights Agreement) from the issuance thereof, except as may be required in Section 3.2. From and after the second anniversary (plus such number of days as equals the aggregate number of "blackout" days referred to in Section 2(a) of the Registration Rights Agreement and days in Delay Periods, as that term is defined in Section 3(f) of the Registration Rights Agreement) of the issuance of the Notes, the Company may redeem the Notes from the Holder, in whole or in part, at 105% of their face value, plus accrued but unpaid interest, upon 30 calendar days' advance notice. The Notes may only be redeemed under this
Article 5 if the Recent Market Price has been equal to or greater than the Ceiling Price for the seventy-five (75) consecutive trading days immediately preceding the date of the redemption notice and for the fifteen (15) trading days commencing on that date.

Article 6. Adjustments. The conversion price and the kind and amount of securities and property for which the Notes may be converted shall be subject to adjustment from time to time, upon notice to the Holder, as follows:

         Section 6.1. Stock Dividends, Stock Splits, Reclassifications, Recapitalizations, Etc. If, at any time after the issuance of the Notes, the Company (a) pays a dividend or makes a distribution in Common Stock to the holders of its equity securities (including investments or securities convertible into or exchangeable for such equity securities)to the holders of its Common Stock, (b) subdivides its outstanding Common Stock into a greater number of shares, (c) combines its outstanding Common Stock into a smaller number of shares (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), or
(d) issues, by reclassification of the Common Stock, any other securities of the Company, then, in each such event, the conversion price in effect on the date of such event shall be adjusted so that the Holder of the Note(s) thereafter surrendered for conversion shall be entitled to receive the kind and number of shares of Common Stock and/or other property which such Holder would have been


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entitled to receive immediately following such event had the Notes been converted immediately prior thereto. Any adjustment made pursuant to this
Section 6.1 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

         Section 6.2. Consolidation, Merger, Sale of Assets, Reorganization, Etc. In the event the Company enters into any consolidation, merger, sale of all or substantially all of its assets, or other transaction in which its Common Stock is exchanged for or changed into other stock or securities, money and/or any other property, then the holders of the Notes shall thereafter have the right to (a) convert each Note into the kind and amount of shares of stock or other securities or property, including cash, into which the shares of Common Stock into which the Notes could have been converted immediately prior to such merger, consolidation or sale would have been exchanged for pursuant to any such transaction, with, as nearly as reasonably possible, not less than the same economic value and relative conversion and other rights and preferences as apply to the Notes immediately before such transaction, or (b) immediately following such merger, consolidation or sale, exchange the Notes for notes of the surviving entity providing the holders of the Notes with, as nearly as reasonably possible, the same economic value and relative rights and preferences as apply to the Notes immediately before such transaction.

         Section 6.3. Spin-offs, etc. (a) If the Company, at any time while the Notes are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or rights (other than rights issued pursuant to a shareholders rights plan adopted by the Company) or warrants to subscribe for or purchase any security (excluding those referred to in Section
6.4 below) then in each such case the Ceiling Price at which the Note shall thereafter be convertible shall be determined by multiplying the Ceiling Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Recent Market Price for shares of Common Stock determined at the record date mentioned above, and of which the numerator shall be such Recent Market Price for shares of Common Stock at such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding 15% of the net assets of the Company, as determined according to generally accepted accounting principles, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent chartered accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Board of Directors and Holders of a majority in interest of the Notes. In


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either case the adjustments shall be described in a statement provided to all holders of Notes of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

         Section 6.4. Issuance below Certain Price. In the event that the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock or any convertible securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible securities (other than shares or options issued or which may be issued pursuant to the Company's employee or director option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Securities Purchase Agreement pursuant to which this Note was originally issued) at an effective purchase price per share which is less than eighty-five (85%) percent of the Recent Market Price then in effect at the time of the issuance of such securities, warrants, options or convertible securities, then in each such case, the conversion price in effect immediately prior to such issue or sale shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the conversion price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received or receivable by the Company for such additional shares would purchase at the then applicable Recent Market Value or, Ceiling Price, as the case may be, then in effect; and
(y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale.

For the purposes of the foregoing adjustment, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Convertible Securities"), the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

The number of shares which may be purchased hereunder shall be increased proportionately to any reduction in conversion price pursuant to this paragraph, so that after such adjustments the aggregate conversion price payable hereunder for the number of shares which may be purchased hereunder (as so increased) shall be the same as the aggregate conversion price in effect just prior to such adjustment.



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Article 7.    Company to Reserve Stock

The Company shall reserve out of its authorized but unissued Common Stock or Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Notes and exercise of the Warrants (in addition to shares then required by the Company for all other purposes). If and so long as the number of shares reserved for issuance upon conversion of the Notes and exercise of the Warrants is insufficient to permit conversion of all of the outstanding Notes and exercise of all of the outstanding Warrants and for all other purposes required by the Company, the Company will make cash payments to the Holder as partial compensation for the added liquidity risk of such failure (the "Reserve Payments"). The Reserve Payments will be equal to two percent (2%) of the Purchase Price of any outstanding Notes (plus accrued but unpaid interest) for each month (or part thereof) following the date that an insufficient number of shares of Common Stock (as determined above) was reserved for such purpose (the "Failure Date") continuing through the date a sufficient number of additional shares of Common Stock (as determined above) is reserved for such purpose (the "Reserve Date"). The Reserve Payments will be paid to the Holder in cash within five (5) business days following the earlier of: (i) the end of each month following the Failure Date, or (ii) the Reserve Date. Nothing herein shall limit the Holder's right to pursue damages for the Company's failure to maintain a sufficient number of shares of Common Stock reserved for issuance. If, at any time, the number of authorized but unissued shares of Common Stock is insufficient to effect the conversion of all outstanding Notes and the exercise of all Warrants and for all other purposes then required by the Company, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as would be sufficient for all such purposes. All shares of Common Stock which may be issued upon the conversion hereof shall be fully paid and nonassessable. At a minimum, the Company shall at all times so reserve at least 200% of number of shares of Common Stock needed for issuance upon conversion of the Notes and exercise of the Warrants.

Article 8.    Restrictions on Transfer.

This Note and the Common Stock issuable upon the conversion hereof have not been registered under the Securities Act of 1933 (the "Act") and may not be offered for sale, sold or otherwise transferred unless such offer, sale or other transfer is registered under the Act or such transfer is exempt from registration. The Company has undertaken to so register such shares of Common Stock pursuant to a Registration Rights Agreement with the Holder dated the date hereof.

Article 9.    No Impairment.

The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or delay or seek to avoid or delay the observance or performance of any of the terms hereof, but will at all times in good faith carry out all provisions hereof and take all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Notes against impairment. The Holder shall not have the right to enjoin the Company from taking any such action; however, the Company shall be liable for all of the Holder's Damages if the Company violates this Article 9.

Article 10.   Reports

         As required pursuant to the Securities Purchase Agreement between the initial Holder and the Company, the Company will mail to the Holder hereof at its address as shown on the Company's register a copy of any annual, quarterly or current report that it files with the SEC promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Article 11.   Defaults and Remedies

         Section 11.1. Events of Default. An "Event of Default" occurs if (a) the Company does not make the payment of the principal (and premium, if any) of this Note when the same becomes due and payable at maturity, upon redemption or otherwise and such default continues for two (2) days thereafter, (b) the Company does not make a payment of interest when such interest becomes due and payable and such default continues for a period of eight (8) days thereafter,
(c) the Company fails to maintain the listing of its Common Stock (and the Common Shares and the Warrant Shares) as required under Section 4.5 of the Securities Purchase Agreement such that the aggregate number of trading days in all Delisting Periods (as defined in said Section 4.5) during any twelve month period exceeds five (5) trading days, (d) one or more Suspension Event(s) (as that term is defined in Section 3(f) of the Registration Rights Agreement) occur such that the aggregate number of days for which Delay Compensation (as that term is defined in said Section 3(f) of the Registration Rights Agreement) is payable by the Company exceeds twenty-five (25) days during any twelve month period, (e) the Company fails to effectively register the Registerable Securities (as that term is defined in Section 1(c) of the Registration Rights Agreement) prior to the Required Effective Date (as that term is defined in
Section 2(a) of the Registration Rights Agreement) and as a result of which the aggregate number of days for which Late Registration Payments (as that term is defined in Section 2(b) of the Registration Rights Agreement) are payable by the Company exceeds twenty-five (25) days during any twelve month period, (f) the Company fails to issue on the Required Delivery Date shares of Common Stock upon conversion of this Note pursuant to Section 3.3 hereof and such default continues for two (2) trading days thereafter, (g) the Company fails to comply with any of its other payment or other material (individually or in the aggregate) agreements in this Note and such failure continues for the period and after the notice specified below, or (h) the Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty days; (i) there is a material misrepresentation by the Company herein concerning information which reasonably would be expected to be important to a prudent investor, herein, in the Securities Purchase Agreement, in the Registration Rights Agreement or in the Warrant Agreement, or in any certificate, Exhibit, Schedule or attachment delivered with respect thereto; (j) the Company is in default under any Senior Debt such that the holder thereof has a right of acceleration thereunder; (k) the Company sells or otherwise disposes of all or substantially all of its assets; or (l) the Company fails to comply with any other payment or other material (individually or in the aggregate) obligation under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrant Agreement, and such failure continues for the period and after the notice specified below. As used in this Section 11.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clauses (g) or (l) above is not an Event of Default until the holders of at least 25% of the aggregate principal amount of the Notes then outstanding notify the Company of such default and the Company does not cure it within eight (8) days (with respect to payment defaults) or thirty (30) days (with respect to non-payment defaults) after the receipt of such notice, which must specify the default, demand that it be remedied and state that it is a "Notice of Default;" except that if such default relates to payments due monthly, the Holder shall only be obligated to give notice of such late payment to the Company for the first of a series of similar monthly payment defaults. In addition to any other remedies provided herein, the Company will indemnify the Holder for all Damages incurred as a result of the happening of an Event of Default.

         Section 11.2. Acceleration. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the principal of and accrued interest on this Note to be due and payable. Upon such declaration, principal and interest hereof shall be due and payable, the Holder shall be entitled to receive the greater of (a) 110% of the outstanding principal and accrued interest hereof (if the date of declaration is prior to the redemption date referred to in Article 5, or 105% if thereafter) or (b) the Holders "lost benefit" for not converting at that time determined as the difference between the lowest conversion price per share then in effect and the then closing price of the Common Stock on the date of such declaration, times the number of shares which could then have been received upon conversion.

         Section 11.3. Waiver. The holders of a majority in principal amount of the Notes outstanding may waive a default or rescind the declaration of an Event of Default and its consequences except for a default in the payment of principal of or interest on any Note as set forth in Section 11.2 hereof, which may be waived by the holders of outstanding Notes effected by such default.

Article 12.   Register; Transfer; Replacements

         Section 12.1. Record Ownership. The Company shall maintain a current register of the holders of the Notes (the "Register") showing their names and addresses and the serial numbers and principal amounts of Notes issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Note in the Register as the sole owner of this Note. The Holder of this Note is the person exclusively entitled to receive payments of interest on this Note, receive notifications with respect to this Note, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         Section 12.2. Registration of Transfer. Transfers of this Note may be registered on the books of the Company maintained for such purpose pursuant to
Section 12.1 above (i.e., the Register). Transfers shall be registered when this
Note is presented to the Company with a request to register the transfer hereof and the Note is duly endorsed by the appropriate person, reasonable assurances are given that the endorsements are genuine and effective, and the Company has received evidence reasonably satisfactory to it that such transfer is rightful and in compliance with all applicable laws, including tax laws and state and federal securities laws; provided, however, that if the transferee is an affiliate of the Holder, or a Financial Institution (as defined in Section 8.7 of the Securities Purchase Agreement), no such documentation nor any consent by the Company shall be required. When this Note is presented for transfer and duly transferred hereunder, it shall be canceled and a new Note showing the name of the transferee as the record holder thereof shall be issued in lieu hereof. When this Note is presented to the Company with a reasonable request to exchange it for an equal principal amount of Notes of other denominations, the Company shall make such exchange and shall cancel this Note and issue in lieu thereof Notes having a total principal amount equal to this Note in the denominations requested by the Holder. The Company may charge a reasonable fee for any registration of transfer or exchange other than one occasioned by a notice of redemption or the conversion hereof.

         Section 12.3. Worn and Lost Notes. If this Note becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Note in lieu hereof upon its surrender. Where the Holder of this Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a new Note in place of the original Note if the Holder so requests by written notice ("Lost Note Affidavit") to the Company actually received by the Company before it is notified (together with reasonable evidence thereof) that the Note has been acquired by a bona fide purchaser, and the Holder has delivered to the Company an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may reasonably request.

         Section 12.4. Assignment. The Holder (but not the Company) may transfer or assign this Note or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Note or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest; any such assignment or transfer may be made without notice to or consent from the Company, if the assignee or transferee is an affiliate of the transferor or a Financial Institution (as defined in Section 8.7 of the Securities Purchase Agreement). All other assignments and transfers of this Note will require the prior consent of the Company, which consent the Company covenants it shall not unreasonably withhold or unreasonably delay. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Note. The Company agrees that, subject to compliance with the Securities Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee by registered or certified mail, return receipt requested, or by any other delivery method whereby the Company signs a receipt therefore, all principal, interest and other amounts which are then and thereafter become due under this Note shall be paid to such assignee at the place of payment designated in such notice. This Note shall be binding upon the Company and its successors, assigns and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

Article 13.   Notices

         Except as otherwise provided in this Note, any notices required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by facsimile, or (b) on the next business day following the date of deposit in the U.S. Mail, certified mail with postage prepaid, or with a nationally recognized overnight courier service. Notices shall be addressed to the Holder at such Holder's address or facsimile number appearing in the records of the Company, or to the Company at the address most recently provided to the Holder by the Company.

Article 14.   Time

         Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Note. Where time is extended by virtue of the provisions of this Article 14, such extended time shall be included in the computation of interest.

Article 15.   Rules of Construction

         In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in this Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof. Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company acting in good faith. Nothing in this Note is intended to reduce the Company's obligations or reduce the Holder's rights under the Securities Purchase Agreement or the Registration Rights Agreement.

Article 16.   Governing Law

         This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflicts of law, and any disputes arising hereunder will be adjudicated in federal or state court situated in New York or Delaware. Each party hereto consents to such venue and to the personal and subject matter jurisdiction of said courts and, to the extent permitted by applicable law, agrees to waive any objection as to such jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue.

         IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

                                            SELFCARE, INC.


                                            By /s/ Ron Zwanziger
                                               ------------------------------
                                            Print Name Ron Zwanziger
                                                       ----------------------

                                            Title Chairman, President and CEO
                                                  ---------------------------







Re:  ___________________

                              NOTICE OF CONVERSION

            [To be completed and signed only upon conversion of Note]

The undersigned Holder of this Note hereby elects to exercise the right to convert it into common stock of Selfcare, Inc., par value $___ per share, as follows:


[Complete if less than              _____________Dollars ($________)*_____
all of principal amount
is to be converted]

[Signature must be                  ______________________________________
guaranteed if registered            (Name of Holder of shares if different
holder of stock differs             than registered Holder of Note)
from registered Holder
of Note]
                                    ______________________________________
                                    (Address of Holder if different than
                                    address of registered Holder of Note)

                                    ______________________________________
                                    (Social Security No. or Tax ID No. of
                                    Holder of shares if different than
                                    Holder of Note)

         *If the principal amount of the Note to be converted is less than the entire principal amount thereof, a new Note OR NOTES for the balance of the principal amount shall be returned to the Holder of the Note IN
         SUCH NUMBER AND DENOMINATIONS AS IS REQUESTED BY THE HOLDER.

Date:________________               Sign: ________________________________
                                          (Signature must conform in all
                                          respects to name of Holder shown
                                          on face of this Note)


                               Assignment of Note


         The undersigned hereby sell(s) and assign(s) and transfer(s)

unto _________________________________________________________________________
                   (name, address and SSN or EIN of assignee)

________________________________________________Dollars ($______________)_____
(principal amount of Note)

of principal amount of this Note together with all accrued interest hereon.


Date:________                     Sign: ________________________________________
                                        (Signature must conform in all respects
                                        to name of Holder shown on face of Note)


Signature Guaranteed:


Senior Subordinated Convertible Note
Page